                                                                     EXHIBIT I-2


                          Short-Term Borrowing Program

         Pursuant to Central and South West Corp., et al., HCAR No. 26697 (Mar. 28, 1997), this Commission granted an extension of authority for CSW, CPL, PSO, SWEPCO, WTU and CSWS (the "Money Pool Participants") to continue their short-term borrowing program through March 31, 2002, including the sale of commercial paper by CSW to commercial paper dealers and financial institutions, and the sale of short-term notes to banks and their trust departments, by the Money Pool Participants.

         Pursuant to Central and South West Corp., et al., HCAR No. 26854 (Apr. 3, 1998), this Commission authorized increased short-term borrowing limits for CSW and the Money Pool Participants as follows:

                         CSW                            $ 2,500,000,000
                         CPL                            $   600,000,000
                         PSO                            $   300,000,000
                        SWEPCO                          $   250,000,000
                         WTU                            $   165,000,000
                         CSWS                           $   210,000,000

         Pursuant to American Elec. Power Co., et al., HCAR No. 27049 (July 14,
1999), this Commission authorized the following short-term borrowing limits for AEP and certain of its subsidiaries identified below (the "AEP Utility Subsidiaries"):

                         AEP                            $  500,000,000
                        AEGCo                           $  125,000,000
                         APCo                           $  325,000,000
                        CSPCo                           $  350,000,000
                         I&M                            $  500,000,000
                         KPCo                           $  150,000,000
                        KgPCo                           $   30,000,000
                         OPCo                           $  450,000,000
                         WPCo                           $   30,000,000
                       TOTAL:                           $2,460,000,000

         Applicants hereby request authority, effective upon consummation of the Merger, for the Combined Company to continue the Money Pool and to manage and fund it consistent with all the terms and conditions of Central and South West Corp., et al., HCAR No. 26697 (Mar. 28, 1997); Central and South West Corp., et al., HCAR No. 26854 (Apr. 3, 1998) and all previous orders of this Commission relating to the Money Pool subject to the following: (1) CSW's $2,500,000,000 short-term borrowing authorization shall transfer to the Combined Company and Combined Company's short-term borrowing limit shall be increased from $500,000,000 to $5,000,000,000 (such limit consisting of (a) $2,500,000,000 authorized for CSW, (b) $2,460,000,000 authorized for AEP and AEP Utility Subsidiaries, and (c) $40,000,000 for AEPSC); (2) the Combined Company and the AEP Utility Subsidiaries shall be added as participants to the Money Pool and permitted to issue short term debt up to the amounts specified in American Elec. Power Co., et al., HCAR No. 27049 (July 14, 1999);

                                                                     EXHIBIT I-2

and (3) the Coal Subsidiaries and AEPSC shall be added as participants to the Money Pool, although their borrowings would be exempt under Rule 52(b).